As filed with the Securities and Exchange Commission on April 11, 2007
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under The Securities Act of 1933

LSI CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	94-2712976
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1621 Barber Lane
Milpitas, California 95035
(408) 433-8000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Jean F. Rankin, Esq.
General Counsel
1110 American Parkway NE
Allentown, Pennsylvania 18109
(610) 712-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Larry W. Sonsini, Esq.
Matthew W. Sonsini, Esq.
Michael S. Ringler, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
(650) 493-9300

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate
Securities to be Registered	Registered(1)	Per Unit	Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share(2)	8,213,204(3)	$38.27(4)	$314,334,922.20(4)	$9,650.08(4)(5)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of our common stock which become issuable under the rights to purchase LSI common stock by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of LSI common stock.

(2)	Each share of LSI common stock includes a Series A Preferred Share Purchase Right, which is currently attached to and transferable with LSI common stock.

(3)	Represents the estimated maximum number of shares of LSI common stock to be issued upon the exercise of options to acquire common stock of Agere Systems Inc., a Delaware corporation (“Agere”), held by former employees and directors of Agere following the completion of the merger of Atlas Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of LSI, with and into Agere (the “Merger”) based on the issuance of 2.16 shares of LSI’s common stock for each share of common stock of Agere subject to options to acquire common stock of Agere immediately prior to the completion of the Merger.

(4)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act and computed on the basis of the weighted average exercise price of the outstanding options.

(5)	Pursuant to Rule 457(p) of the Securities Act, the aggregate amount of the registration fee is offset by $8,063.92, representing an amount of the registration fee previously paid by the Registrant in connection with the filing of the Registration Statement on Form S-4, initially filed on December 22, 2006 (Registration No. 333-139642), as amended on February 5, 2007, associated with options to purchase 3,802,409 shares of Agere common stock that had not been exercised as of the close of business on April 2, 2007, the date of consummation of the merger contemplated by the Merger Agreement.

PROSPECTUS

LSI CORPORATION

8,213,204 Shares
Common Stock

We are registering a total of up to 8,213,204 shares of our common stock that are issuable to certain former employees and directors of Agere Systems Inc. (“Agere”) upon exercise of certain options to purchase common stock that we assumed in connection with the merger of Atlas Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of LSI Corporation, with and into Agere. If all such former employees and directors purchase our common stock subject to the assumed options and rights, we will receive aggregate proceeds of approximately $314,334,922.20.

See “Risk Factors” on page 1 for information you should consider before buying the securities.

Our common stock is listed on the New York Stock Exchange under the symbol “LSI.” As of April 10, 2007, the last trading day before the date of this prospectus, the last reported last sales price at the end of regular trading hours, as reported on the New York Stock Exchange, was $9.72 per share.

You should rely only on the information included in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date below.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated April 11, 2007

SUMMARY

We are registering a total of up to 8,213,204 shares of our common stock that are issuable to certain former employees and directors of Agere Systems Inc. (“Agere”) upon exercise of certain options to purchase common stock that we assumed in connection with the merger of Atlas Acquisition Corp., a Delaware corporation and wholly-owned subsidiary, with and into Agere. Contained below are descriptions of the terms of each of the Agere stock plans to which these options or other rights to purchase common stock may be subject. See “Agere Systems Inc. Stock Plans.”

RISK FACTORS

Before acquiring any of the securities that may be offered hereby, you should carefully consider the risks discussed in our most recent Annual Report on Form 10-K, filed March 1, 2007 for the fiscal year ended December 31, 2006, and our subsequent Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K and the other information contained in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, which are incorporated into this document by reference.

THE COMPANY

We design, develop and market complex, high-performance semiconductors and storage systems. We are a leading provider of silicon-to-system solutions that are used at the core of products that create, store and consume digital information. We offer a broad portfolio of semiconductors, including custom and standard product integrated circuits, for use in consumer applications, high-performance storage controllers, enterprise hard disk controllers and a wide range of communication devices. We also offer external storage systems and software applications for storage area networks.

In 2005, our operations were organized in four markets: communications, consumer products, storage components and storage systems. On March 6, 2006, we announced plans to focus our business growth opportunities in the information storage and consumer markets, increasing associated research and development investments, while redirecting investments from non-core areas and ceasing further development of our RapidChip® product platform. Consistent with our increased focus on storage, in March 2006 we also announced the cancellation of the previously announced initial public offering of our storage systems business, Engenio Information Technologies. In May 2006, we sold our Gresham, Oregon manufacturing facility as part of our strategy to transition to a fabless semiconductor manufacturing model. In November 2006, we acquired StoreAge Networking Technologies Ltd., a privately held company based in Nesher, Israel that provides SAN storage management and multi-tiered data protection software for enterprises. Also in November 2006, we acquired Metta Technology, a privately held company based in Pune, India that develops multimedia system-on-chip technology and related software for consumer electronics products. The merger with Agere supports our strategy to increase our penetration of the information storage and consumer markets, and also provides us with complementary capabilities and products to more effectively address the enterprise networking market.

We were incorporated in California on November 6, 1980, and were reincorporated in Delaware on June 11, 1987. Our principal offices are located at 1621 Barber Lane, Milpitas, California 95035, and our telephone number at that location is (408) 433-8000. Our home page on the Internet is www.lsi.com. The contents of that website are not incorporated in or otherwise to be regarded as part of this Registration Statement on Form S-3.

RECENT DEVELOPMENTS

An Agreement and Plan of Merger, dated as of December 3, 2006, was entered into by and among LSI, Atlas Acquisition Corp., a wholly-owned subsidiary of LSI, and Agere (the “Merger Agreement”). The Merger Agreement provides that Atlas Acquisition Corp. will merge with and into Agere and Agere will survive the merger as a wholly-owned subsidiary of LSI (the “Merger”). The Merger was consummated on April 2, 2007. Pursuant to the Merger Agreement, holders of Agere common stock received 2.16 shares of LSI common stock for each share of Agere common stock that they held immediately prior to the effective time of the Merger. In addition,

LSI assumed outstanding stock options, stock appreciation rights and restricted stock units to acquire Agere common stock, each at the exchange ratio referred to in the preceding sentence.

Effective as of April 6, 2007, LSI amended Article I of its certificate of incorporation solely to change its corporate name from “LSI Logic Corporation” to “LSI Corporation.” The name change and amendment were completed pursuant to Section 253 of the General Corporation Law of the State of Delaware through a merger of LSI’s wholly-owned subsidiary, LSI Subsidiary Corp., with and into LSI.

Agere was a leading provider of integrated circuit solutions for a variety of communications and computing applications. Some of Agere’s solutions included related software and reference designs. Agere’s customers included manufacturers of hard disk drives, mobile phones, advanced communications and networking equipment and personal computers. Agere also generated revenue from the licensing of intellectual property.

AGERE SYSTEMS INC. STOCK PLANS

OVERVIEW

Treatment of Agere Options upon Completion of the Merger

Pursuant to the Merger Agreement, holders of Agere common stock received 2.16 shares of LSI common stock for each share of Agere common stock that they held immediately prior to the effective time of the Merger (the “Exchange Ratio”). Each Agere stock option outstanding immediately prior to the effective time of the Merger, whether or not vested, was converted into an option to acquire LSI common stock, on the same terms and conditions as were applicable to such Agere stock option prior to the effective time of the Merger, except that the number of shares Agere optionholders are entitled to purchase and the exercise price of the option was adjusted to reflect the Exchange Ratio.

ADMINISTRATION AND ELIGIBILITY

1. Who administers the Agere stock plans to which the options to purchase common stock registered pursuant to this Form S-3 may be subject (the “Plans”)?

The Board of Directors of LSI (the “LSI Board”) or any committee appointed by the LSI Board will administer the Plans and control their operations (after the Merger, the LSI Board and any committee appointed to administer the Plans is referred to as the “Committee”). In instances where matters under Securities and Exchange Commission Rule 16b-3 or Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) are required to be determined by an independent committee, a committee appointed by the Committee will administer the Plans and determine such matters in its sole discretion.

2. Who was eligible to participate in the Plans?

Generally, before the Merger, employees of Agere and members of the Agere Board of Directors were eligible to receive options to purchase common stock under the Plans.

OPTIONS

3. What is an option and how do I benefit from it?

An option gives you the right to purchase a specified number of shares of LSI common stock (the “Shares”) for a fixed price (the “exercise price”) during a prescribed period of time. If the value of the Shares increases above your exercise price during its term, you will be able to purchase Shares pursuant to your option at a price per share that is lower than the market price of a Share at that time. If the value of the Shares does not increase above your exercise price, you are under no obligation to purchase the Shares.

The principal benefit of your option is the potential to profit from any increase in the value of the Shares during the period in which the option is exercisable, without financial risk to you.

4. How will I know the terms of my option?

If Agere awarded you an option under the Plans, you received a written or electronic stock option agreement or certificate. Generally, the stock option agreement showed the following, all of which Agere determined in its discretion (subject to the limitations discussed in this Form S-3):

•	the exercise price of the option;

•	the term during which the option may be exercised,

•	the maximum number of Shares that may be purchased with the option,

•	any conditions to the exercise of the option, and

•	any other terms and conditions of the option.

5. Are there different types of options under the Plans?

Some of the Plans provide for the grant of either:

•	incentive stock options (that is an option that complies with Section 422 of the Code), or

•	nonstatutory stock options (that is, options that are not incentive stock options).

The principal differences to the participants between an incentive stock option and a non-qualified stock option relate to federal income tax consequences. To the extent that options granted under the Plans prior to the Merger qualified as incentive stock options within the meaning of Section 422 of the Code, at the time of the Merger, LSI intends to treat such options as incentive stock options. However, LSI cannot warrant or guarantee that all options granted prior to the Merger will continue to qualify as incentive stock options under the Code or that the Internal Revenue Service will treat such LSI options as incentive stock options. To the extent to which the aggregate fair market value of the Shares with respect to which the incentive stock options are exercisable for the first time during any calendar year exceeds $100,000, the portion in excess of $100,000 will be treated as a non-qualified stock option.

6. What is the exercise price of my option?

The exercise price is as set forth in your stock option agreement, as previously adjusted by Agere and subsequently adjusted to reflect the Exchange Ratio.

7. When can I exercise my option?

No additional options subject to this Form S-3 will become exercisable following the Merger. Your options will remain exercisable for the post-termination period as determined pursuant to your stock option agreement or the applicable plan.

8. How can I exercise my option and how do I pay the exercise price?

Subject to the other provisions of the Plans and your applicable stock option agreement, any option may be exercised in whole or in part at such time or times, and you may make payment of the option price in such form or forms, including payment by delivery of cash, Shares or other consideration (including, where permitted by law and the Committee, Shares having a fair market value on the exercise date equal to the total option price), or by any combination of cash, Shares and other consideration as the Committee may specify. LSI options may be exercised through E-Trade. LSI will provide you separately with information about how to access your options at E-Trade.

9. When does my option expire?

The term of each option is set forth in your corresponding stock option agreement, and is generally no longer than 10 years from the date of grant. Options granted by Agere typically expire seven years after the date of grant. In many cases, a termination of employment would result in earlier termination of your options. Except as limited by requirements of Section 422 of the Code and regulations and rulings thereunder applicable to incentive stock options, the Committee may extend the term of any outstanding option in connection with any termination of employment, or amend any other term or condition of such option relating to such a termination.

ADDITIONAL TERMS APPLYING TO OPTIONS

10. Can I transfer my option?

Generally, your option may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, and during your lifetime may only be exercised by you. Generally, after your death, any exercisable portion of an option may be exercised by your personal representative or by any person empowered to do so under your will or under the then-applicable laws of descent and distribution.

11. Will I have rights as a stockholder?

No rights or privileges as a stockholder exist with respect to Shares covered by an option until such Shares are issued to you.

12. What happens if LSI is involved in a merger, sells its assets, liquidates, or dissolves?

The exercisability of an option following a merger, asset sale, liquidation or dissolution of LSI is as set forth in the applicable Plan and your award agreement.

13. What happens to my options if there are changes in the common stock or the assets of LSI?

Generally, in the event that the outstanding Shares are hereafter changed into or exchanged for cash or a different number or kind of shares or other securities of LSI, or of another corporation, by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, stock dividend, or combination of shares, appropriate adjustments will be made by the Committee in the number and kind of shares as to which all outstanding options or portions thereof then unexercised will be exercisable.

Such adjustment will be made with the intent that after the change or exchange of shares each optionholder’s proportionate interest will be maintained as before the occurrence of such event. Such adjustment in an outstanding option may include a necessary or appropriate corresponding adjustment to the exercise price. Where an adjustment of the type described above is made to an incentive stock option, the adjustment will be made in a manner which will not be considered a “modification” under the provisions of Section 424(h)(3) of the Code.

14. Are there any conditions for issuance of Shares by LSI?

In addition to meeting the foregoing requirements, LSI will not be required to issue or deliver any Shares prior to fulfillment of all of the following conditions:

•	The admission of such Shares to listing on all stock exchanges on which our stock is then listed;

•	The completion of any registration or other qualification of such Shares under any state or federal law, or under the rulings or regulations of the Commission or any other governmental regulatory body which the Committee or LSI Board will, in its absolute discretion, deem necessary or advisable;

•	The obtaining of any approval or other clearance from any state or federal governmental agency which the Committee or the LSI Board will, in its absolute discretion, determine to be necessary or advisable; and

•	The receipt by LSI of full payment for the Shares, including payment of any applicable withholding tax.

15. Will I have to tell LSI if I decide to sell my shares?

The Committee may require the you to give prompt notice of any disposition of Shares of common stock acquired by exercise of an incentive stock option within (i) two years from the date of granting such option, or (ii) one (1) year after the transfer of such Shares to you. The Committee may direct that the certificates evidencing Shares acquired by exercise of an option refer to such requirement to give prompt notice of disposition.

TAX AND ERISA INFORMATION

The following discussion is intended only as a summary of the general U.S. income tax laws that apply to options granted under the Plans and the sale of any Shares acquired through the exercise of options. However, the specific federal, state, and local tax consequences to any particular taxpayer will depend upon your individual circumstances. Also, if you are not a United States taxpayer, the taxing jurisdiction(s), which apply to you will determine the tax effect of your participation in the Plans. Accordingly, LSI strongly advises you to seek the advice of a qualified tax adviser regarding your participation in the Plans.

The following discussion assumes that the per Share exercise price of an option is less than the fair market value of a Share on the date of exercise.

16. What are the tax effects of nonstatutory stock options?

If you were granted a nonstatutory stock option, you were not required to include an amount in income at the time of grant. However, when you exercise the nonstatutory stock option, you will have ordinary income to the extent the fair market value of the Shares on the date of exercise you receive is greater than the exercise price you pay. If you exercise a nonstatutory stock option and pay the exercise price in Shares, or in a combination of Shares and cash, you will have ordinary income upon exercise to the extent that the value (on the date of exercise) of the Shares you purchase is greater than the value of the Shares you surrender, less the amount of any cash paid upon exercise.

Any gain or loss you recognize upon the sale or exchange of Shares that you acquire generally will be treated as capital gain or loss and will be long-term or short-term depending on whether you held the Shares for more than 1 year. The holding period for the Shares will begin at the time you exercise the nonstatutory stock option. The amount of such gain or loss will be the difference between:

•	the amount you realize upon the sale or exchange of the Shares, and

•	the value of the Shares at the time you recognize ordinary income.

17. What are the tax effects of incentive stock options?

Incentive stock options are intended to qualify for the special tax treatment available under Section 422 of the Code. You generally will not recognize income as a result of the grant or exercise of incentive stock options.

Any gain generally will be taxed at long-term capital gain rates if you sell Shares that you purchased through the exercise of an incentive stock option:

•	more than two (2) years after the date of grant of the incentive stock option, and

•	more than one (1) year after the date of exercise of the incentive stock option.

However, if you sell Shares purchased through the exercise of an incentive stock option within either holding period described above, generally any gain up to the difference between the value of the Shares on the date of exercise and the exercise price will be treated as ordinary income. Any additional gain generally will be taxable at long-term or short-term capital gain rates, depending on whether the holding period for the Shares is more than one year.

If you sell Shares that you purchased through the exercise of an incentive stock option within either of the above holding periods in a transaction in which you would not recognize a loss if sustained (for example, a gift), the excess of the value of the Shares on the exercise date over the exercise price will be treated as ordinary income.

Any loss that you recognize upon disposition of Shares purchased through the exercise of an incentive stock option, whether before or after expiration of the two (2) year and one (1) year holding periods, will be treated as a capital loss. Such loss will be long-term or short-term depending on whether the holding period for the Shares is more than one (1) year.

18. What about incentive stock options and the alternative minimum tax?

If you are subject to the alternative minimum tax, the rules that apply to incentive stock options described above do not apply. Instead, alternative minimum taxable income generally is computed under the rules that apply to nonstatutory stock options. If you hold incentive stock options and are subject to the alternative minimum tax, you should be sure to consult your tax adviser before exercising any incentive stock options.

19. What are the tax effects for LSI?

LSI generally will receive a deduction for federal income tax purposes in connection with an option equal to the ordinary income you realize at the time that you recognize ordinary income, subject to Section 162(m) of the Code, which limits a public company’s tax deduction for compensation paid to certain of its executives to $1,000,000 per executive, except for certain types of compensation, including qualified “performance-based” compensation.

20. Are the Plans subject to ERISA?

The Plans are not subject to any of the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

WHERE YOU CAN FIND MORE INFORMATION

This prospectus incorporates documents by reference that are not presented in or delivered with this prospectus. You should rely only on the information contained in this prospectus and in the documents that we have incorporated by reference into this prospectus. We have not authorized anyone to provide you with information that is different from, or in addition to, the information contained in this document and incorporated by reference into this prospectus.

The following documents, which were filed by us with the Securities and Exchange Commission, and any future filings made by us with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is complete, are incorporated by reference into this prospectus:

•	Annual report on Form 10-K for the fiscal year ended December 31, 2006, filed with the Securities and Exchange Commission on March 1, 2007;

•	Item 8.01 only of the Current report on Form 8-K, filed with the Securities and Exchange Commission on January 24, 2007;

•	Current report on Form 8-K, filed with the Securities and Exchange Commission on March 20, 2007;

•	Current report on Form 8-K, filed with the Securities and Exchange Commission on March 26, 2007;

•	Current report on Form 8-K, filed with the Securities and Exchange Commission on March 27, 2007;

•	Current report on Form 8-K, filed with the Securities and Exchange Commission on March 29, 2007;

•	Current report on Form 8-K, filed with the Securities and Exchange Commission on April 2, 2007;

•	Current report on Form 8-K, filed with the Securities and Exchange Commission on April 5, 2007;

•	Current report on Form 8-K, filed with the Securities and Exchange Commission on April 6, 2007;

•	Current report on Form 8-K/A, filed with the Securities and Exchange Commission on April 11, 2007;

•	The description of LSI’s common stock contained in its registration statement on Form 8-A, filed with the Securities and Exchange Commission on August 29, 1989 and any amendment or report filed with the Securities and Exchange Commission for the purpose of updating such description; and

•	The description of LSI’s preferred share purchase rights contained in its registration statement on Form 8-A/A, filed with the Securities and Exchange Commission on December 12, 1998 and any amendment or report filed with the Securities and Exchange Commission for the purpose of updating such description.

In addition, all documents filed by LSI pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into, and to be a part of, this prospectus from the date of filing of such reports and documents.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The documents incorporated by reference into this prospectus are available from us upon request. LSI will provide a copy of any and all of the information that is incorporated by reference in this prospectus (not including exhibits to the information unless those exhibits are specifically incorporated by reference into this prospectus) to any person, without charge, upon written or oral request. You may request a copy of information incorporated by reference into this prospectus by contacting us in writing or by telephone at the following address:

LSI Corporation
1110 American Parkway NE
Allentown, PA 18109
Attention: Response Center
1-800-372-2447
International: 610-712-4323

In addition, you may obtain copies of our information by making a request by sending an e-mail to investorrelations@lsi.com.

We file annual, quarterly and current reports, proxy and information statements and other information with the Securities and Exchange Commission. Copies of the reports, proxy and information statements and other information filed by us with the Securities and Exchange Commission may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at:

100 F Street, N.E.
Washington, D.C. 20549

Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549 or by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy statements and other information regarding LSI. The address of the Securities and Exchange Commission web site is http://www.sec.gov.

USE OF PROCEEDS

The weighted average exercise price of options to acquire common stock granted to former employees and directors of Agere is $38.27 per share of our common stock. If all of these options are exercised in full, we will issue approximately 8,213,204 shares of our common stock for total cash proceeds of approximately $314,334,922.20. We currently intend to use the net proceeds from any exercises of these options for general corporate purposes, which may include meeting working capital needs.

PLAN OF DISTRIBUTION

In connection with our acquisition of Agere and pursuant to the Merger Agreement, we have agreed to assume the outstanding options to purchase common stock of Agere, including options to acquire common stock granted to former employees and directors of Agere pursuant to stock plans maintained by Agere.

This prospectus covers the shares of LSI common stock that are issuable upon exercise of options to acquire common stock granted to former employees and directors of Agere pursuant to stock plans maintained by Agere.

Former employees and directors include executors, administrators or beneficiaries of the estates of deceased employees, guardians or members of a committee for incompetent former employees, or similar persons duly authorized by law to administer the estate or assets of former employees and directors. We are offering these shares of LSI common stock directly to the holders of these options and other rights according to the terms of their option or rights agreements. We are not using an underwriter in connection with this offering. These shares will be listed for trading on the New York Stock Exchange.

In order to facilitate the exercise of the options to purchase common stock, we will furnish, at our expense, such reasonable number of copies of this prospectus to each recordholder of options or other rights as the holder may request, together with instructions that such copies be delivered to the beneficial owners of these options and other rights to purchase common stock.

The exercise price and other terms of the assumed options were determined at the time of grant. These options shall continue to have, and be subject to, the same terms and conditions that were in effect immediately before our merger with Agere became effective, except that these options are now exercisable for shares of LSI common stock and have had the number of shares subject thereto and their exercise prices adjusted.

LEGAL MATTERS

Wilson Sonsini Goodrich & Rosati, Professional Corporation (“WSGR”), Palo Alto, California, will pass upon the validity of the issuance of the securities offered by this prospectus for LSI.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to LSI’s Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to Agere’s Annual Report on Form 10-K for the year ended September 30, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Larry W. Sonsini, a member of WSGR, and certain partnership investment accounts of WSGR in which Mr. Sonsini is a participant own an aggregate of 55,000 shares of Registrant Common Stock. These shares were issued to applicable partnership investment accounts of WSGR upon the exercise of options granted to Mr. Sonsini during his service as a member of the Registrant’s board of directors. Upon exercise of such options, 10% of the shares were issued to Mr. Sonsini and 90% of the shares were issued to the applicable partnership investment accounts of WSGR.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the expenses, in connection with the issuance and distribution of the securities being registered. All amounts indicated are estimates (other than the registration fee):

Registration fee	$9,650.08	(1)
Accounting fees and expenses	20,000
Transfer agent fees	0
Legal fees and expenses of the registrant	20,000
Printing and engraving expenses	0

Total	$49,650.08	(1)

(1)	Pursuant to Rule 457(p) of the Securities Act, this amount is offset by $8,063.92, representing a portion of the registration fee previously paid in connection with the filing of the Registration Statement on Form S-4 (Registration No. 333-139642), initially filed on December 22, 2006.

Item 15.	Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers in terms that are sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Our certificate of incorporation contains a provision eliminating the personal liability of its directors to the company or its stockholders for breach of fiduciary duty as a director to the fullest extent permitted by applicable law. Our bylaws provide for the mandatory indemnification of our directors and officers to the maximum extent permitted by Delaware law. In addition, our bylaws give us the power to indemnify our employees and agents to the maximum extent permitted by Delaware law.

Item 16.	Exhibits

The following exhibits are filed with this registration statement or incorporated by reference herein:

Exhibit
Number	Description

2.1	Agreement and Plan of Merger, dated as of December 3, 2006, by and among LSI Logic Corporation, Atlas Acquisition Corp. and Agere Systems Inc.(1).
3.1	Restated Certificate of Incorporation(2).
3.2	Bylaws(3).
4.1	Amended and Restated Preferred Shares Rights Agreement, dated as of November 20, 1998, between LSI Logic Corporation and BankBoston N.A.(4).
4.2	Amendment No. 1 to Amended and Restated Preferred Shares Rights Agreement, dated as of February 19, 1999, between LSI Logic Corporation and BankBoston N.A.(5).
4.3	Amendment to Amended and Restated Preferred Shares Rights Agreement, dated as of August 16, 2001, by and among LSI Logic Corporation, Fleet Bank f/k/a BankBoston N.A. and Equiserve Trust Company, N.A.(6).
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, as to the legality of the securities being registered.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Independent Registered Public Accounting Firm.
23.3	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page of this Registration Statement).

Exhibit
Number	Description

99.1	Agere Systems Inc.’s historical audited consolidated statements of operations for the years ended September 30, 2006, 2005 and 2004, consolidated balance sheets as of September 30, 2006 and 2005, consolidated statements of changes in stockholders’ equity and total comprehensive income (loss) for the years ended September 30, 2006, 2005 and 2004 and consolidated statements of cash flows for the years ended September 30, 2006, 2005 and 2004(7).
99.2	Agere Systems Inc.’s historical unaudited condensed consolidated statements of operations for the three months ended December 31, 2006 and 2005, condensed consolidated balance sheets as of December 31, 2006 and September 30, 2006 and condensed consolidated statements of cash flows for the three months ended December 31, 2006 and 2005(8).

(1)	Incorporated by reference to exhibits filed with the registrant’s Current Report on Form 8-K filed on December 4, 2006.

(2)	Incorporated by reference to exhibits filed with the registrant’s Current Report on Form 8-K filed on April 6, 2007.

(3)	Incorporated by reference to exhibits filed with the registrant’s Current Report on Form 8-K filed on September 3, 2004.

(4)	Incorporated by reference to exhibits filed with the registrant’s Report on Form 8-A/A filed on December 8, 1998.

(5)	Incorporated by reference to exhibits filed with the registrant’s Report on Form 8-A/A filed on June 17, 2003.

(6)	Incorporated by reference to exhibits filed with the registrant’s Report on Form 8-A/A filed on June 17, 2003.

(7)	Incorporated by reference to Part II, Item 8 of the Annual Report on Form 10-K filed by Agere Systems Inc. on December 1, 2006.

(8)	Incorporated by reference to Part I, Item 1 of the Quarterly Report on Form 10-Q filed by Agere Systems Inc. on February 9, 2007.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in clauses (i), (ii) and (iii) above do not apply if the registration statement if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by these clauses is contained in periodic reports filed by the registrant pursuant to Section 13 or

Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Milpitas, State of California, on April 11, 2007.

LSI CORPORATION

By	/s/ Bryon Look
Name: Bryon Look

Title:	Executive Vice President and
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Abhijit Y. Talwalkar and Bryon Look, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Abhijit Y. Talwalkar Abhijit Y. Talwalkar	President and Chief Executive Officer and Director (Principal Executive Officer)	April 4, 2007

/s/ Bryon Look Bryon Look	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 11, 2007

/s/ Charles A. Haggerty Charles A. Haggerty	Director	April 11, 2007

/s/ James H. Keyes James H. Keyes	Director	April 11, 2007

/s/ John H.F. Miner John H.F. Miner	Director	April 4, 2007

Signature	Title	Date

/s/ Matthew J. O’Rourke Matthew J. O’Rourke	Director	April 11, 2007

/s/ Gregorio Reyes Gregorio Reyes	Director	April 11, 2007

EXHIBIT INDEX

Exhibit
Number	Description

2.1	Agreement and Plan of Merger, dated as of December 3, 2006, by and among LSI Logic Corporation, Atlas Acquisition Corp. and Agere Systems Inc.(1).
3.1	Restated Certificate of Incorporation(2).
3.2	Bylaws(3).
4.1	Amended and Restated Preferred Shares Rights Agreement, dated as of November 20, 1998, between LSI Logic Corporation and BankBoston N.A.(4).
4.2	Amendment No. 1 to Amended and Restated Preferred Shares Rights Agreement, dated as of February 19, 1999, between LSI Logic Corporation and BankBoston N.A.(5).
4.3	Amendment to Amended and Restated Preferred Shares Rights Agreement, dated as of August 16, 2001, by and among LSI Logic Corporation, Fleet Bank f/k/a BankBoston N.A. and Equiserve Trust Company, N.A.(6).
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, as to the legality of the securities being registered.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Independent Registered Public Accounting Firm.
23.3	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page of this Registration Statement).
99.1	Agere Systems Inc.’s historical audited consolidated statements of operations for the years ended September 30, 2006, 2005 and 2004, consolidated balance sheets as of September 30, 2006 and 2005, consolidated statements of changes in stockholders’ equity and total comprehensive income (loss) for the years ended September 30, 2006, 2005 and 2004 and consolidated statements of cash flows for the years ended September 30, 2006, 2005 and 2004(7).
99.2	Agere Systems Inc.’s historical unaudited condensed consolidated statements of operations for the three months ended December 31, 2006 and 2005, condensed consolidated balance sheets as of December 31, 2006 and September 30, 2006 and condensed consolidated statements of cash flows for the three months ended December 31, 2006 and 2005(8).

(1)	Incorporated by reference to exhibits filed with the registrant’s Current Report on Form 8-K filed on December 4, 2006.

(2)	Incorporated by reference to exhibits filed with the registrant’s Current Report on Form 8-K filed on April 6, 2007.

(3)	Incorporated by reference to exhibits filed with the registrant’s Current Report on Form 8-K filed on September 3, 2004.

(4)	Incorporated by reference to exhibits filed with the registrant’s Report on Form 8-A/A filed on December 8, 1998.

(5)	Incorporated by reference to exhibits filed with the registrant’s Report on Form 8-A/A filed on June 17, 2003.

(6)	Incorporated by reference to exhibits filed with the registrant’s Report on Form 8-A/A filed on June 17, 2003.

(7)	Incorporated by reference to Part II, Item 8 of the Annual Report on Form 10-K filed by Agere Systems Inc. on December 1, 2006.

(8)	Incorporated by reference to Part I, Item 1 of the Quarterly Report on Form 10-Q filed by Agere Systems Inc. on February 9, 2007.